Exhibit 99.1

Shake Shack Announces Second Quarter 2015 Financial Results
- Raises 2015 Outlook for Total Revenue, Same-Shack Sales and Number of New Domestic Company-Operated Shacks -

NEW YORK, NY (Business Wire) — August 10, 2015 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the second quarter ended July 1, 2015, a period that included 13 weeks.
Financial Highlights for the Second Quarter 2015:

▪	Total revenue increased 74.7% to $48.5 million.

▪	Shack sales increased 77.9% to $46.6 million.

▪	Same-Shack sales increased 12.9%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 110.9% to $14.1 million, or 30.3% of Shack sales.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 136.5% to $11.2 million.

▪	Net income was $1.1 million, or $0.08 per diluted share.

▪
Adjusted pro forma net income*, a non-GAAP measure, increased 209.6% to $3.4 million, or $0.09 per fully exchanged and diluted share, compared to $1.1 million, or $0.03 per fully exchanged and diluted share in the prior year period.

▪	Five system-wide Shack openings, including three domestic company-operated Shacks and two international licensed Shacks.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss), adjusted EBITDA to net income (loss), and adjusted pro forma net income to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “Our team continues to execute on our plan and we have delivered another strong quarter of outstanding operational results. During the quarter we opened three domestic company-operated Shacks as we planted roots in Austin, Texas, continued to expand in Chicago opening our second Shack, located on Michigan Avenue, and strengthened our presence in the New York metro area with our third Shack in New Jersey, at the Village at Bridgewater Commons. After more than seven months, we celebrated the reopening of our flagship Madison Square Park Shack. Internationally, we opened our second Shack in the U.K. and our third Shack in Moscow."
Mr. Garutti continued, "As we execute our strategic growth plan, we continue to identify favorable development opportunities and we have therefore added two new Shacks to our development schedule, raising our previous guidance to 12 new domestic company-operated Shacks for 2015. Looking ahead to 2016 and beyond, we now expect to open at least 12 domestic company-operated Shacks annually. ”
Development Highlights
During the quarter, the Company opened three domestic company-operated Shacks, including its first Shack in Austin, Texas on South Lamar Street near the Alamo Drafthouse, its second location in the Chicago market on the ground floor of the Chicago Athletic Association Hotel overlooking Millennium Park and a third Shack in New Jersey at the Village at Bridgewater Commons. Additionally, the Company opened two international licensed Shacks during the quarter, its second Shack in the U.K. in London's Westfield Stratford City shopping center and its third Shack in Moscow, Russia in the Avia Park Mall. The original Madison Square Park flagship Shack reopened on May 20, 2015, after being closed since October 14, 2014 to complete a renovation to restore the Shack and prepare it for the decade to come.

Location	Type	Opening Date
Baltimore, MD — Inner Harbor	Domestic Company-Operated	February 16
Dedham, MA — Legacy Place	Domestic Company-Operated	March 1
Boston, MA — Newbury Street	Domestic Company-Operated	March 2
Bridgewater, NJ — The Village at Bridgewater Commons	Domestic Company-Operated	May 1
Austin, TX — South Lamar	Domestic Company-Operated	May 5
London, United Kingdom — Westfield Stratford City	International Licensed	May 20
Chicago, IL — Chicago Athletic Association Hotel	Domestic Company-Operated	May 28
Moscow, Russia — Avia Park	International Licensed	May 29
As previously announced, the Company plans to enter three new important markets in 2016, with Shacks in West Hollywood, CA on Santa Monica Boulevard, Scottsdale, AZ in the Fashion Square shopping center and, internationally, in Japan through its partnership with The Sazaby League.
Second Quarter 2015 Review
Total revenue, which includes Shack sales and licensing revenue, increased 74.7% to $48.5 million in the second quarter of 2015, from $27.7 million for the second quarter of 2014. Shack sales for the second quarter of 2015 were $46.6 million, an increase of 77.9%, from $26.2 million in the same quarter last year due primarily to the opening of new Shacks, as well as same-Shack sales growth. Licensing revenue for the second quarter was $1.9 million, an increase of 20.1% from $1.6 million in the same quarter last year, due primarily to the opening of new international licensed Shacks.
Same-Shack sales increased 12.9% for the second quarter of 2015, on a calendar basis, versus 4.5% growth in the second quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the second quarter of 2015, the comparable Shack base included 16 Shacks versus 10 Shacks for the second quarter of 2014.
Average weekly sales for domestic company-operated Shacks were $102,000 for the second quarter of 2015 compared to $95,000 for the same quarter last year, a 7.4% increase, primarily due to increased menu prices, favorable shifts in sales mix from menu innovation and strong performance from several Shacks opened in the latter half of fiscal 2014, including Las Vegas and Chicago.
Shack-level operating profit, a non-GAAP measure, increased 110.9% to $14.1 million for the second quarter of 2015 from $6.7 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins increased 470 basis points to 30.3% as we experienced higher flow through from lower than anticipated food costs and the leveraging of labor and other operating expenses on the increased Shack sales. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $6.1 million for the second quarter of 2015 from $3.6 million in the same quarter last year. As a percentage of total revenue, general and administrative expenses decreased to 12.5% for the second quarter of 2015 from 13.1% in the second quarter last year, despite increased costs associated with becoming a public company and incremental stock-based compensation expense related to stock options granted in connection with the Company's initial public offering.
Adjusted EBITDA, a non-GAAP measure, increased 136.5% to $11.2 million. As a percent of total revenue, adjusted EBITDA margins increased approximately 600 basis points to 23.1% compared to 17.1% for the year ago period. A reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Net income was $1.1 million, or $0.08 per diluted share, for the second quarter of 2015, compared to net income of $1.9 million, or $0.06 per diluted unit, for the same period last year.
Adjusted pro forma net income, a non-GAAP measure, increased 209.6% to $3.4 million, or $0.09 per fully exchanged and diluted share during the second quarter of 2015, compared to $1.1 million, or $0.03 per diluted share during the second quarter of 2014. A reconciliation between net income and adjusted pro forma net income is included in the accompanying financial data.

Updated 2015 Outlook
For the fiscal year ending December 30, 2015, the Company is revising their financial outlook as follows:

▪	Raising total revenue to $171 million to $174 million (vs. $161 million to $165 million).

▪	Increasing same-Shack sales growth to mid- to high-single digits (vs. low- to mid-single digits).

▪
Increasing the total new domestic company-operated Shacks to be opened in 2015 to 12 (vs. 10). Additionally, the Company expects to open at least 12 new domestic company-operated Shacks in 2016 and beyond.

▪	Continuing to expect at least five international licensed Shacks to be opened under the Company's current license agreements in the U.K. and Middle East.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2015 financial results today at 5:00 p.m. EDT.
The conference call can be accessed live over the phone by dialing (888) 427-9419 or for international callers by dialing (719) 325-2402. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 9759602. The replay will be available until Monday, August 17, 2015.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which we define as the number of domestic company-operated Shacks open for 24 months or longer. For fiscal 2015, same-Shack sales growth is calculated on a calendar basis as the Company believes it more accurately reflects the performance of its business as it eliminates the impact of the extra operating week in fiscal 2014 and compares consistent calendar weeks.
"Shack-level operating profit margin" is defined as Shack sales less certain operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA” means, for any reporting period, net income before interest, taxes, depreciation and amortization.
“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that the Company does not consider in their evaluation of ongoing operating performance. These items include equity-based compensation expense, non-cash deferred rent adjustments, pre-opening costs, as well as certain non-recurring charges.
"Adjusted pro forma net income" represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding membership interests of SSE Holdings, LLC for shares of Class A common stock, adjusted for certain non-recurring items the Company does not believe directly reflect their core operations.
Explanatory Note
The historical financial information contained in this press release relate to periods that ended both prior to and after the completion of the Company's initial public offering ("IPO") of 5,750,000 shares of its Class A common stock at a price of $21.00 per share. The Company's Class A common stock began trading on the New York Stock Exchange under the symbol "SHAK" on January 30, 2015, and the IPO closed on February 4, 2015. In connection with the IPO and certain organizational transactions, the Company became a holding company whose principal asset is its equity interest in SSE Holdings, LLC ("SSE Holdings"). As the sole managing member of SSE Holdings, the Company has the sole voting interest in and controls the operations of SSE Holdings. As a result, the Company consolidates the financial results of SSE Holdings and its subsidiaries. The unaudited consolidated financial information and related discussion of financial condition and results of operations contained in this press release relating to periods prior to the IPO pertain to SSE Holdings, the Company's predecessor for financial reporting purposes. As the organizational transactions are considered to be transactions between entities under common control, the financial statements for periods prior to the IPO and organizational transactions have been adjusted to combine the previously separate entities for presentation purposes.

About Shake Shack
Shake Shack® (NYSE: SHAK) is a modern day “roadside” burger stand known for its 100% all-natural, antibiotic-free Angus beef burgers (no hormones added ever), hot dogs, frozen custard, crinkle cut fries, beer and wine (available at select locations), and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community-gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its environmentally responsible designs and deep community investment, Shake Shack’s mission is to Stand For Something Good. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has opened multiple locations in 12 states and the District of Columbia, and international locations including in London, Istanbul, Dubai, Moscow, and more.
Investor Contact:
Michelle Epstein, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal year 2015, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission ("SEC") on March 27, 2015, Quarterly Report on Form 10-Q for the quarter ended April 1, 2015 filed with the SEC on May 15, 2015 and Registration Statement on Form S-1 filed with the SEC on July 20, 2015. All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 1, 2015		June 25, 2014		July 1, 2015		June 25, 2014
Shack sales	$46,583	96.1%	$26,183	94.4%	$82,630	95.8%	$48,823	94.0%
Licensing revenue	1,867	3.9%	1,554	5.6%	3,628	4.2%	3,110	6.0%
TOTAL REVENUE	48,450	100.0%	27,737	100.0%	86,258	100.0%	51,933	100.0%
Shack-level operating expenses(1):
Food and paper costs	13,717	29.4%	7,995	30.5%	24,721	29.9%	14,908	30.5%
Labor and related expenses	11,168	24.0%	6,684	25.5%	20,269	24.5%	12,937	26.5%
Other operating expenses	3,723	8.0%	2,585	9.9%	7,203	8.7%	4,961	10.2%
Occupancy and related expenses	3,859	8.3%	2,226	8.5%	7,042	8.5%	4,119	8.4%
General and administrative expenses	6,052	12.5%	3,629	13.1%	24,437	28.3%	6,992	13.5%
Depreciation expense	2,447	5.1%	1,334	4.8%	4,638	5.4%	2,565	4.9%
Pre-opening costs	1,240	2.6%	1,129	4.1%	2,653	3.1%	2,062	4.0%
Loss on disposal of property and equipment	—	—%	13	—%	—	—%	18	—%
TOTAL EXPENSES	42,206	87.1%	25,595	92.3%	90,963	105.5%	48,562	93.5%
OPERATING INCOME (LOSS)	6,244	12.9%	2,142	7.7%	(4,705)	(5.5)%	3,371	6.5%
Interest expense, net	84	0.2%	56	0.2%	162	0.2%	91	0.2%
INCOME (LOSS) BEFORE INCOME TAXES	6,160	12.7%	2,086	7.5%	(4,867)	(5.6)%	3,280	6.3%
Income tax expense	1,015	2.1%	137	0.5%	1,248	1.4%	239	0.5%
NET INCOME (LOSS)	5,145	10.6%	1,949	7.0%	(6,115)	(7.1)%	3,041	5.9%
Less: net income attributable to non-controlling interests	4,027	8.3%	—	—%	5,435	6.3%	—	—%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$1,118	2.3%	$1,949	7.0%	$(11,550)	(13.4)%	$3,041	5.9%

Earnings per share of Class A common stock(2):
Basic	$0.09		$0.07		$(0.96)		$0.10
Diluted	$0.08		$0.06		$(0.96)		$0.10
Weighted-average shares of Class A common stock outstanding(2):
Basic	12,058		29,963		12,006		29,963
Diluted	13,339		30,127		12,006		30,126

(1)	As a percentage of Shack sales.

(2)
Amounts for the thirteen and twenty-six weeks ended June 25, 2014 represent earnings per outstanding membership unit and weighted-average units outstanding for our predecessor, SSE Holdings and have been retroactively adjusted to give effect to the recapitalization transactions that occurred in connection with the Company’s IPO, including the amendment and restatement of the limited liability company agreement of SSE Holdings to, among other things, (i) provide for a new single class of common membership ownership interests and (ii) exchange all of the then-existing members’ existing ownership interests for the newly-created membership interests. The computations do not consider the 5,750,000 shares of Class A common stock issued to investors in the Company’s IPO or the 339,306 shares of Class A common stock issued upon settlement of outstanding unit appreciation rights under the Company’s Unit Appreciation Rights Plan.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	July 1, 2015	December 31, 2014
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$64,919	$2,677
Total assets	$161,996	$82,962
Total liabilities	$46,642	$70,362
Total equity	$115,354	$12,600

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1, 2015	June 25, 2014	July 1, 2015	June 25, 2014
SELECTED OPERATING DATA:
Same-Shack sales growth	12.9%	4.5%	12.4%	4.2%
Shacks in the comparable base	16	10	16	10

Shack system-wide sales	$73,944	$52,164	$138,247	$98,416

Average weekly sales
Domestic company-operated	$102	$95	$96	$89

Shack-level operating profit	$14,116	$6,693	$23,395	$11,898
Shack-level operating profit margin	30.3%	25.6%	28.3%	24.4%

Adjusted EBITDA	$11,209	$4,739	$18,207	$8,347
Adjusted EBITDA margin	23.1%	17.1%	21.1%	16.1%

Capital expenditures	$8,371	$9,591	$16,929	$11,351

Shack counts (at end of period):
System-wide	71	48	71	48
Domestic company-operated	37	23	37	23
Domestic licensed	5	4	5	4
International licensed	29	21	29	21

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures"). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP measures used by the Company are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.
Shack-Level Operating Profit
Shack-level operating profit and Shack-level operating profit margin are not required by, or presented in accordance with, GAAP. Shack-level operating profit is a supplemental measure of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. Shack-level operating profit margin has limitations as an analytical tool and should not be considered as a substitute for analysis of our results as reported under GAAP. Management believes that Shack-level operating profit and Shack-level operating profit margin are important measures to evaluate the performance and profitability of each Shack, individually and in the aggregate. The Company uses Shack-level operating profit margin information to benchmark their performance versus their competitors. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	July 1, 2015	June 25, 2014	July 1, 2015	June 25, 2014
Shack-level operating profit	$14,116	$6,693	$23,395	$11,898
Add:
Licensing revenue	1,867	1,554	3,628	3,110
Less:
General and administrative expenses	6,052	3,629	24,437	6,992
Depreciation expense	2,447	1,334	4,638	2,565
Pre-opening costs	1,240	1,129	2,653	2,062
Loss on disposal of property and equipment	—	13	—	18
Operating income (loss)	$6,244	$2,142	$(4,705)	$3,371

Total revenue	$48,450	$27,737	$86,258	$51,933
Less: licensing revenue	1,867	1,554	3,628	3,110
Shack sales	$46,583	$26,183	$82,630	$48,823

Shack-level operating profit margin	30.3%	25.6%	28.3%	24.4%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) or cash flow from operations, as determined by GAAP. EBITDA and Adjusted EBITDA are used by management to measure the operating performance of their business, excluding specifically identified items that management believes do not directly reflect their core operations. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	July 1, 2015	June 25, 2014	July 1, 2015	June 25, 2014
Net income (loss)	$5,145	$1,949	$(6,115)	$3,041
Depreciation expense	2,447	1,334	4,638	2,565
Interest expense, net	84	56	162	91
Income tax expense	1,015	137	1,248	239
EBITDA	8,691	3,476	(67)	5,936

Equity-based compensation(1)	1,178	42	1,970	83
Deferred compensation(2)	—	22	—	43
Pre-opening costs(3)	927	497	1,882	1,221
Deferred rent(4)	413	694	969	1,010
Loss on disposal of property and equipment(5)	—	13	—	18
Non-recurring compensation expenses related to the IPO(6)	—	—	12,818	—
IPO-related expenses(7)	—	—	635	—
Other non-cash items(8)	—	(5)	—	36
ADJUSTED EBITDA	$11,209	$4,739	$18,207	$8,347

(1)	Represents non-cash equity-based compensation expense. For the thirteen and twenty-six weeks ended July 1, 2015, amounts relate solely to stock options granted in connection with the IPO.

(2)	Represents amounts accrued under a bonus agreement the Company entered into with an employee pursuant to which we agreed to a pay a bonus in a future period.

(3)	Non-capital expenditures associated with opening new Shacks exclusive of deferred rent incurred prior to opening.

(4)	Reflects the extent to which our rent expense is greater than or less than our cash rent payments.

(5)	Includes the loss on disposal of property and equipment in the ordinary course of business.

(6)
Non-recurring compensation expense incurred in connection with the IPO, including expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(7)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

(8)	For periods presented, represents non-cash charges related to certain employee benefits.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that management believes do not directly reflect their core operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as determined by GAAP. Management believes adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enables them to more effectively evaluate its performance period-over-period and relative to competitors. A reconciliation of adjusted pro forma net income to net income, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands, except per share amounts)	July 1, 2015	June 25, 2014	July 1, 2015	June 25, 2014
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$1,118	$1,949	$(11,550)	$3,041
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	4,027	—	5,435	—
Non-recurring compensation expenses incurred in connection with the IPO(2)	—	—	12,818	—
IPO-related expenses(3)	—	—	635	—
Income tax expense(4)	(1,696)	(835)	(2,579)	(1,279)
Adjusted pro forma net income	$3,449	$1,114	$4,759	$1,762

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	13,339	30,127	12,006	30,126
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	24,192	—	24,192	—
Assumed issuance of shares in connection with the IPO and settlement of outstanding unit appreciation rights(5)	—	6,089	—	6,089
Dilutive effect of stock options	—	—	1,093	—
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,531	36,216	37,291	36,215

Adjusted pro forma earnings per fully exchanged share—diluted	$0.09	$0.03	$0.13	$0.05

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)
Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(3)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

(4)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 44.0% and 44.6% for the thirteen and twenty-six weeks ended July 1, 2015, respectively, and 46.6% and 46.3% for the and thirteen and twenty-six weeks ended June 25, 2014, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.

(5)
Adjustment to give effect to (i) 5,750,000 shares issued to investors in the Company's IPO and (ii) 339,306 shares issued to participants of the Company's Unit Appreciation Rights Plan, both of which were not retrospectively applied in the computations of earnings per share for the thirteen and twenty-six weeks ended June 25, 2014.